Exhibit 10.1
AMENDMENT NUMBER ___
TO
[AMENDED AND RESTATED] EXECUTIVE EMPLOYMENT AGREEMENT
DATED ______________
     THIS AMENDMENT NUMBER ___(the “Amendment”) to the [Amended and Restated] Executive Employment Agreement dated [___] (the “Employment Agreement”) is entered into by and between ___(“Executive”) and VaxGen, Inc. (“VaxGen” or the “Company”) as of ___, 2008 (the “Effective Date”).
RECITALS
     A. In 2007 the Internal Revenue Service published final regulations with respect to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and provided certain transition periods in which agreements such as the Employment Agreement could be brought into compliance with certain safe harbor and other provisions set forth in the final regulations.
     B. VaxGen and Executive wish to amend the Employment Agreement to be in compliance with such safe harbor provisions.
     C. Pursuant to Section 11(b) of the Employment Agreement VaxGen and Executive can amend the Employment Agreement in the manner set forth herein.
     D. Executive has been informed that VaxGen is not providing tax or other advice to Executive, and Executive has been advised that Executive should obtain professional legal, tax and financial advice as to the effect to Executive of signing the Amendment.
AMENDMENT
     IN CONSIDERATION of the mutual promises made herein, VaxGen and Executive agree as follows:
     1. Section 10(b) of the Employment Agreement regarding “Severance Benefits Eligibility” is amended and restated in its entirety as follows:
     (b) Severance Benefits Eligibility. In the event that Executive’s employment is terminated without Cause by the Company, or if Executive resigns for Good Reason pursuant to Section 10(c) hereof and such termination or resignation, as the case may be, constitutes a “separation from service” under Treasury Regulation Section 1.409A-1(h), Executive shall be eligible to receive the following as Executive’s sole severance benefits (collectively, the “Severance Benefits”): (i) a lump sum payment in an amount equal to ninety-nine percent (99%) times twelve (12) months of Executive’s base salary in effect as of the date of such separation from service (such amount being computed strictly with respect to base cash salary and will not include any amount paid or payable as a bonus or stock option grant), less standard withholdings and deductions, and payable, subject to the provisions of Section 10(i), within ten (10) business days after the later of (x) the effective date of such separation from service, or (y) the date on which the Release (as defined below) becomes effective; (ii) health insurance continuation coverage (pursuant to the federal COBRA law or applicable state law) at Executive’s own expense; (iii) all stock option grants or other equity awards then held by Executive shall be subject to accelerated vesting such that all unvested shares will become fully vested and exercisable effective as of the date of the separation from service (the “Accelerated Vesting”); and (iv) payment of all accrued salary and all accrued and unused vacation, as well as benefits under any written ERISA-qualified benefit plan (e.g., 401(k) plan), or written insurance policy, to which Executive has a vested right as of the termination date. If, within thirteen (13) months after a Change in Control (defined in Section 10(d)), Executive’s employment is terminated without Cause by the Company or Executive resigns for Good Reason pursuant to Section 10(c) hereof and such termination or resignation, as the case may be, constitutes a “separation from service” under Treasury Regulation Section 1.409A-1(h), then in addition to receiving the Severance Benefits, Executive will be eligible to receive a bonus payment for the compensation year in which the separation from service occurs, such payment to be prorated based on the date of such separation from service and calculated based on 100% of the target bonus amount for which Executive is eligible for the compensation year in which the separation from service occurs provided that Executive will not be entitled to such bonus payment if Executive otherwise received a bonus payment for the compensation year in which the separation from service occurs (the “Prorated Bonus”). As a condition of and prior to the receipt of all or any of the Severance Benefits, Accelerated Vesting, or Prorated Bonus, Executive shall provide the Company with an effective general release of all known and unknown claims in the form attached as Exhibit C (the “Release”).
     2. Section 10(c) of the Employment Agreement regarding the definition of “Good Reason” is amended and restated in its entirety as follows:
     (c) Good Reason Resignation. Executive may resign for Good Reason due to the occurrence of any of the following without Executive’s consent: (i) material breach by the Company of any of the terms and provisions of this Agreement resulting in material harm to Executive; (ii) a material reduction of Executive’s authority, duties or responsibilities; (iii) relocation of Executive’s place of work that would increase Executive’s one-way commuting distance by more than fifty (50) miles over Executive’s commute immediately prior thereto; or (iv) a material reduction by VaxGen of Executive’s then-current base salary (except where such reduction is imposed uniformly on other senior executives of the Company). Notwithstanding the foregoing, a resignation of employment by Executive shall not constitute a resignation for Good Reason based on the conduct described above unless (A) within thirty (30) days following the occurrence of such conduct, Executive provides VaxGen’s Chief Executive Officer (or the Board in the case Executive is then serving as the Chief Executive Officer or there is no one serving as the Chief Executive Officer) with written notice specifying (x) the particulars of such conduct and (y) that Executive deems such conduct to be described in (i), (ii), (iii) or (iv) of this Section 10(c), (B) such conduct has not been cured within thirty (30) days following receipt by VaxGen’s Chief Executive Officer (or the Board in the case of Executive is then serving as the Chief Executive Officer or there is no one serving as the Chief Executive Officer) of such notice and (C) the resignation occurs within one hundred and twenty (120) days of the occurrence of such conduct. Executive’s resignation shall be effective on the date specified in the notice given hereunder, which date shall not be earlier than the earliest date permitted by the preceding sentence, nor later than the latest date permitted by the preceding sentence (unless such earlier or later resignation date is permitted by the Company).
     3. Section 10(i) of the Employment Agreement regarding the application of Section 409A of the Code to the payment of certain severance benefits is amended and restated in its entirety as follows:
     (i) Deferred Compensation. In the event that the Company determines that any payments hereunder (including but not limited to the Severance Benefits or the Prorated Bonus provided under Section 10(b) (Severance Benefits Eligibility)), fail to satisfy the distribution requirement of Section 409A(a)(2)(A) of the Code as a result of Section 409A(a)(2)(B)(i) of the Code, the payment of such benefit shall be accelerated to the minimum extent necessary so that the benefit is not subject to the provisions of Section 409A(a)(1) of the Code. (It is the intention of the preceding sentence to apply the short-term deferral provisions of Section 409A of the Code, and the regulations and other guidance thereunder, to such payments and benefits. The payment schedule as revised after the application of such preceding sentence shall be referred to as the “Revised Payment Schedule.”) However, if there is no Revised Payment Schedule that would avoid the application of Section 409A(a)(1) of the Code, the payment of such benefits shall not be paid pursuant to the original payment schedule or a Revised Payment Schedule and instead the payment of such benefits shall be delayed until the earlier to occur of (i) the date that is six (6) months after the date after the applicable separation from service or (ii) the date of Executive’s death. All payments hereunder are intended to constitute separate payments for purposes of Treasury Regulations Section 1.409A-2(b)(2).
     4. Except as specifically amended by this Amendment, the terms and conditions of the Employment Agreement remain in full force and effect.
     5. THE FOLLOWING DISCLAIMER IS PROVIDED IN ACCORDANCE WITH THE INTERNAL REVENUE SERVICE’S CIRCULAR 230 (21 CFR PART 10). ANY ADVICE IN THIS AMENDMENT IS NOT INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED BY ANY PERSON FOR THE PURPOSE OF AVOIDING ANY PENALTIES THAT MAY BE IMPOSED ON EXECUTIVE. ANY ADVICE IN THIS AMENDMENT WAS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF PARTICIPATION IN THE COMPANY’S EMPLOYMENT AGREEMENTS. EXECUTIVE SHOULD SEEK ADVICE BASED ON EXECUTIVE’S PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.
     6. Executive acknowledges that Executive is not relying on VaxGen for any legal, tax or financial advice.

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the Effective Date.

VaxGen, Inc.

By:

Date:

Accepted and agreed:

Date